UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2014 (March 18, 2014)

ALEXZA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Alexza Pharmaceuticals, Inc. 2091 Stierlin Court Mountain View, California	94043

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 944-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On March 18, 2014, Alexza Pharmaceuticals, Inc. (the “Company”) completed a royalty securitization financing (the “Financing”), which consisted of a private placement to qualified institutional buyers or accredited institutional investors (each a “Purchaser”) of $45.0 million of Atlas PhaRMASM Senior Secured 12.25% Notes due 2027 (the “Notes”) issued by its wholly-owned subsidiary, Atlas U.S. Royalty, LLC (the “Subsidiary”), and warrants to purchase 345,661 shares of the Company’s common stock with an exercise price of $0.01 per share exercisable for five years from the date of issuance (the “Warrants”). In connection with the Financing, the Company transferred to the Subsidiary its rights to U.S. royalty and milestone payments under a License and Supply Agreement between the Company and Teva Pharmaceuticals USA, Inc. (“Teva”) dated May 7, 2013 (the “Teva Agreement”) to commercialize ADASUVE® (Staccato® loxapine) in the United States, previously disclosed in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on May 8, 2013 (the “May 8th Current Report”), and attached as Exhibit 10.4 to the Company’s amended Quarterly Report on Form 10-Q/A, filed with the SEC on October 23, 2013.

The Notes were issued pursuant to an Indenture, dated as of March 18, 2014 (the “Indenture”), by and between the Subsidiary and U.S. Bank, National Association (the “Trustee”) as trustee and operating bank. The Notes bear interest at 12.25% per annum payable quarterly beginning June 15, 2014. The principal amount of the Notes is payable in full by March 15, 2027. All royalty and milestone payments under the Teva Agreement, after paying interest, administrative costs, fees and expenses, and any applicable taxes, will be applied to principal and interest payments on the Notes until the Notes have been paid in full. From the proceeds of the Financing, the Company established an approximately $6.89 million interest reserve account to cover any potential shortfall in interest payments. Any remaining amounts in the interest reserve account will be released to the Company commencing June 15, 2015, subject to meeting certain net sales targets for ADASUVE, or, if not previously released, on or after December 15, 2015, irrespective of ADASUVE net sales. All other payments of principal and interest on the Notes will be made from royalty revenues from U.S. sales of ADASUVE, as well as potential U.S. commercialization and regulatory milestone payments due to the Company. The Notes are secured by the right to receive royalty and milestone payments from the U.S. sales of ADASUVE under the Teva Agreement and the Company’s equity ownership in the Subsidiary. The Notes have no other recourse to the Company. The Notes cannot be redeemed at the Company’s option until after March 18, 2016, and may be redeemed after that date subject to certain circumstances, including the achievement of certain milestones and the payment of a redemption premium for any redemption occurring prior to March 19, 2019. The Notes are not convertible into the Company’s equity, nor has the Company guaranteed them. After fees and expenses, the net proceeds to the Company were approximately $41 million before establishment of the interest reserve account. After the Notes are repaid, the Company will reacquire the rights to royalty payments and milestones under the Teva Agreement.

The Indenture includes customary representations and warranties of the Subsidiary, affirmative and negative covenants of the Subsidiary, events of default and remedies, and provisions regarding the duties of the Trustee, indemnification of the Trustee, and other matters typical for indentures used in structured financings. Events of default under the Indenture include, subject to certain grace periods, exceptions and qualifications, failure to pay principal, interest and other amounts on the Notes when due; certain failures by the Subsidiary to comply with the covenants set forth in the Indenture and by the Company to comply with covenants in the Purchase and Sale Agreement or the Pledge and Security Agreement (each referenced below); certain bankruptcy and insolvency events involving the Subsidiary; certain judgments against the Subsidiary; the Subsidiary becomes an investment company required to be registered under the Investment Company Act of 1940, as amended; the Subsidiary is classified as a corporation or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes; and the failure by the Trustee to have a first-priority perfected security interest in any of the collateral granted to it pursuant to the Indenture and the Pledge and Security Agreement.

In connection with the Financing, the Company also entered into the following agreements on March 18, 2014: a Purchase and Sale Agreement between the Company and the Subsidiary, under which the Company transferred its rights to receive U.S. royalty and milestone payments under the Teva Agreement; Note Purchase Agreements, each among the Company, the Subsidiary and a Purchaser, providing for the sale and issuance of the Notes; Warrant Purchase Agreements, each between the Company and a Purchaser, providing for the sale and issuance of the Warrants; a Pledge and Security Agreement between the Company and U.S. Bank National Association, under which the Company pledged its equity holdings in the Subsidiary as collateral for repayment of the Notes; and a Servicing Agreement between the Company and the Subsidiary, under which the Company agreed to act as servicer for the Notes (collectively, the “Agreements”). The Company also issued the Warrants on March 18, 2014. Each of the Agreements included representations, warranties and covenants customary to the transaction and the agreement. The Warrants also contain certain provisions for adjustment and provisions for cashless exercise.

Other than the Company’s sole ownership of the equity of the Subsidiary, there is no material relationship between the Company or its affiliates and any of the parties to the foregoing agreements. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Indenture and the form of Warrant, each of which is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three-month period ending March 31, 2014. Portions of the Indenture will be subject to a FOIA Confidential Treatment Request to the SEC pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Section 2 — Financial Information

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

On March 18, 2014, the Company became obligated on a direct financial obligation as a result of the Company’s receipt of $5.0 million under a Convertible Promissory Note and Agreement to Lend (the “Teva Note”), previously disclosed in the May 8th Current Report, and attached as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2013. The Company entered into the Teva Note in connection with the Teva Agreement.

Under the terms of the Teva Note, the Company may, upon written notice to Teva, receive advances to fund an agreed operating budget related to ADASUVE® (Staccato® loxapine). The aggregate advances may total up to $25 million and will be due and payable on the fifth anniversary of the Teva Note. The Company may prepay from time to time up to one-half of total amounts advanced and interest outstanding at any time prior to the maturity date. Teva will have the right to convert up to one-half of total then outstanding principal and unpaid accrued interest into shares of the Company’s common stock at a conversion price equal to $4.4833 per share. The Teva Note bears simple interest of 4% per year.

Section 8 — Other Events

Item 8.01. Other Events.

On March 19, 2014, the Company announced the consummation of the Financing. The press release is furnished as Exhibit 99.1 hereto, the contents of which are incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description

99.1	Press Release titled “Alexza Pharmaceuticals Announces Private Placement of $45 Million of Non-Recourse Notes,” dated March 19, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXZA PHARMACEUTICALS, INC.

Date: March 19, 2014	By:	/s/ Thomas B. King
Thomas B. King President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release titled “Alexza Pharmaceuticals Announces Private Placement of $45 Million of Non-Recourse Notes,” dated March 19, 2014.